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                                                                    EXHIBIT 2(b)

December 10, 1999
(BW) (TRANSCEND SERVICES, INC.)(TRCR)

         TRANSCEND SERVICES, INC. COMPLETES SALE OF TRANSCRIPTION UNIT

Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCRC/NASDAQ) announced the sale of its Utah-based medical transcription operations to MedQuist, Inc. (MEDQ/NASDAQ.) The purchase price was $2.3 million in cash and a $125,000 note.

The sale was part of an overall restructuring by Transcend designed to improve the Company's capital structure, meet Nasdaq's continued listing requirements, and to focus its operations and growth on its national transcription service strategy. The Utah operation, while profitable and generating positive cash flow, did not utilize the Company's web-based national transcription platform. In connection with the sale, Transcend signed a 3 year non-compete agreement prohibiting the Company from providing transcription services in the state of Utah.

The Company is continuing to execute its restructuring plan and expects to finalize the sale of its Northeast regions transcription operations, currently under a letter of intent, before the end of the year.

The restructuring plan also includes selling the Company's medical records management operations and its Cascade Health Information Software subsidiary.

Transcend Services, Inc. provides patient information management solutions to hospitals and other associated healthcare providers including management of medical records operations, transcription of physicians' dictated medical notes, consulting relating to medical records management and reimbursement coding, and state-of-the-art software for the management of patient information.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, the mix of service revenue, changes in pricing policies, delays in sales revenue recognition, lower-than-expected demand for Transcend's solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend's periodic reports and registration statements filed with the Securities and Exchange
Commission.